SECURED PROMISSORY NOTE

Loan Amount: $200,000

1. Promise to Pay. For value received, INTERNATIONAL WESTERN PETROLEUM, INC., a Nevada corporation (the “Borrower”) promises to pay to JBB Partners, Inc. (the “Holder”), at c/o 409 Terrell Court, New Iberia, La. 70563, or at such other place as the Holder may designate in writing (the “Payment Office”), in lawful money of the United States of America, the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000), or if different, the amount then due and owing to the Holder pursuant to the terms hereof, along with interest from the Effective Date (defined below) until maturity or repayment at the rates per annum as set forth below and such other unpaid Obligations (defined below) owing from time to time.

2. (a) Certain Defined Terms. The following terms as used in this promissory note (this “Note”) shall have the respective meanings set forth opposite such terms below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Applicable Rate” means a rate per annum equal to 3.00%.

“Change of Control” means the consummation of a transaction, by a Person or Persons, other than the Holder or Affiliates of the Holder, whereby either (i) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors, (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as such term is used in Rule 13d−3 under the Securities and Exchange Act of 1934, as amended, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting and/or economic interest in the capital stock of the Borrower, or (iii) the Borrower shall enter into an agreement or consummate an agreement for the sale of all or substantially all its assets.

“Collateral” means the rights, title and interest in the real and personal property and fixtures of the Borrower and the Pledged Shares of the Pledgors, which have been pledged to (or in which a security interest has been granted in favor of) the Holder hereunder and under the Stock Pledge Agreement.

“Continuing Directors” means the directors of the Borrower on the Effective Date of this Note.

“Effective Date” means April 7, 2017.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan Parties” means collectively, the Borrower and each Individual Pledgor.

“Maturity Date” means the date this matures pursuant to Section 3.

“Permitted Liens” means (i) the Liens in existence on the Effective Date of this Note and set forth on Schedule II, Part A hereto and any Liens granted or arising in substitution or replacement thereof, (ii) Liens of the Holder securing the Obligations, (iii) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 6(f),

(iv)       Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision shall have been made therefor, (v) bankers Liens on deposits and deposit accounts maintained by it, and (vi) pledges or deposits in connection with workers compensation.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Pledged Shares” means an aggregate of shares of common stock of the 29,920,000 Borrower outstanding and issued to Tran and Ramsey.

“Pledgors” means each of Tran and Ramsey, jointly or individually.

“Ramsey” means Ross Henry Ramsey, an individual that is a shareholder and officer of the Borrower.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Stock Pledge Agreement” means the Stock Pledge Agreement entered into by each Person identified therein as “Pledgor” in favor of the Holder, substantially in the form of Exhibit A hereto.

“Tran” means Benjamin Tran, an individual that is a shareholder and officer of the

(b)       Other Defined Terms. Other terms defined in the other parts of this Note are indicated below:

“Borrower”	Section 1
“Costs”	Section 12(d)
“Collateral” .	Section 5
“Event of Default”	Section 8
“Holder” .	Section 1
“Indebtedness”	Section 8
“Indemnified Liabilities”	Section 12(d)
“Indemnified Persons”	Section 12(d)
“Loan Documents”	Section 8
“Maturity Date”	Section 3
“Note”	Section 2
“Obligations”	Section 5
“Payment Office”	Section 1

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(c)       UCC Terms. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”).

3. Maturity Date.

(a)       Unless otherwise extended pursuant to Section 3(b) below, this Note has a maturity date of April 7, 2018, the one-year anniversary of the Effective Date.

4. Payments of Principal, Interest and Late Charges.

(a)       By this Note, the Holder is making a loan of $200,000 to the Borrower. Borrower agrees to pay the principle due hereon on the Maturity Date.

(b)       The unpaid principle and Obligations shall accrue interest at the Applicable Rate. Interest shall be calculated on the basis of a 360-day year based on the actual number of days during the period for which such interest is payable. Accrued and unpaid interest shall be payable in cash: (i) on the Maturity Date, and (ii) on the date of any payment or prepayment of principal, whether by prepayment, acceleration or otherwise, with respect to the principal so repaid or Obligation when paid. If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close, the due date thereof shall be extended to the next succeeding day which is not a Saturday, Sunday or other day on which the commercial banks in the City of New York are authorized or required by law to close.

(c)       Each payment made hereunder will be applied, first, to the payment of any Costs and Indemnified Liabilities, second, to the payment of accrued and unpaid interest, and the balance, if any, to the unpaid principal balance of this Note and, third, to any other outstanding Obligations.

(d)       This Note may be prepaid in whole or in part, at any time or from time to time, without premium or penalty. Upon prepayment of part of the principal amount of this Note, Borrower may require Holder to present this Note for notation on Schedule I hereto of such adjustment and payment. If this Note is prepaid in full, Borrower may require the holder to surrender this Note.

(e)       Payments and prepayments of principal, interest and Obligation due on this Note shall be made to Holder at the Payment Office or such other place or places as may be specified by the Holder in a written notice to Borrower and to the order of Holder.

(f)       To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principle, interest then due and Obligations then due shall bear interest from the date such Event of Default occurred until cured or waived, at the rate per annum equal to the Applicable Rate plus 2% per annum. Any interest accruing pursuant to this paragraph (f) shall be payable on demand.

5. Security. (a) As collateral security for all indebtedness, obligations and other liabilities of the Borrower evidenced by this Note, including those Obligations arising pursuant to Section 12(d) hereof, whether now existing or hereafter arising (collectively, the “Obligations”), the Borrower hereby pledges and assigns to the Holder, and grants to the Holder a continuing security interest in, all real and personal property and fixtures of the Borrower, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (the “Collateral”), including, without limitation, the following:

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(i) all Goods (including, without limitation, all Equipment, Fixtures and Inventory);

(ii) As Extracted Collateral;

(iii) all Commercial Tort Claims;

(iv) all Accounts;

(v) all Chattel Paper (whether tangible or electronic);

(vi) all Instruments (including, without limitation, the equity interest of each of its Subsidiaries);

(vii) all Investment Property;

(viii) all Documents (as defined in the UCC);

(ix) all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of the Holder or any affiliate, representative, agent or correspondent of the Holder;

(x) all Letter-of-Credit Rights;

(xi) all General Intangibles (including, without limitation, all payment intangibles, intellectual property and licenses);

(xii) all Supporting Obligations;

(xiii) all real property of the Borrower;

(xiv) all other tangible and intangible real property and personal property and fixtures of the Borrower (whether or not subject to the UCC), including, without limitation, all securities accounts, bank accounts and all cash and all investments therein, proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the Borrower described in the preceding clauses of this Section (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by the Borrower in respect of any of the items listed above), and all books, correspondence, credit files, records, invoices and other papers, including, without limitation, all tapes, cards, software, data, computer runs and other papers and documents in the possession or under the control of the Borrower or any service company from time to time acting for the Borrower; and

(xv) all Proceeds and products of any and all of the foregoing Collateral;

in each case howsoever the Borrower’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

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(b)       The Borrower hereby irrevocably constitutes and appoints the Holder as the Borrower’s true and lawful attorney, with full power of substitution, at the sole cost and expense of the Borrower but for the sole benefit of the Holder, to take any action and to execute any instrument which the Holder may deem necessary or advisable to accomplish the purposes of this Note, including, without limitation, to receive, indorse and collect all instruments made payable to the Borrower representing any dividend or other distribution in respect of any of the Collateral and to give full discharge for the same; to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion of the Collateral; to enforce collection of the Collateral, either in its own name or in the name of the Borrower, including, without limitation, executing releases, compromising or settling with any debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to the Borrower and to take therefrom any remittances or proceeds of Collateral in which the Holder has a security interest; to notify post office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Holder shall designate; to endorse the name of the Borrower in favor of the Holder upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of the Borrower on and to receive as secured party any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of the Borrower on any notice to any debtor with respect to accounts or on verification of the Collateral; and to sign and file or record on behalf of the Borrower any financing or other statement in order to perfect or protect the Holder’s security interest. The Holder shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Holder elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to the Borrower except for its gross negligence or willful misconduct. All powers conferred upon the Holder by this Note, being coupled with an interest, shall be irrevocable so long as any Obligation of the Borrower to the Holder shall remain unpaid.

(c)       After the occurrence of an Event of Default, the Holder may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party on default under the UCC, and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Holder’s name or into the name of its nominee or nominees (to the extent the Holder has not theretofore done so) and thereafter receive all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require the Borrower to, and the Borrower hereby agrees that it will at its expense and upon request of the Holder forthwith, assemble all or part of the Collateral as directed by the Holder and make it available to the Holder at a place or places to be designated by the Holder that is reasonably convenient to both parties, and the Holder may enter into and occupy any premises owned or leased by the Borrower where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Holder’s rights and remedies hereunder or under law, without obligation to the Borrower in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Holder’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Holder may deem commercially reasonable and/or (B) lease, license or dispose of the Collateral or any part thereof upon such terms as the Holder may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Borrower hereby waives any claims against the Holder arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Holder accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that the Borrower may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof.

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In the event that the proceeds of any such sale, collection, disposition or realization are insufficient to pay all amounts to which the Holder is legally entitled, the Borrower shall be liable for the deficiency, together with interest thereon at the highest rate specified herein for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the fees, costs, expenses and other client charges of any attorneys employed by the Holder to collect such deficiency.

The Borrower hereby acknowledges that if the Holder complies with any applicable state, provincial or federal law requirements affecting any disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(d)       All certificates currently representing any Collateral shall be delivered to the Holder on or prior to the execution and delivery of this Note. All other certificates and instruments constituting Collateral from time to time shall be delivered to the Holder promptly upon the receipt thereof by or on behalf of the Borrower. All such certificates and instruments shall be held by or on behalf of the Holder pursuant hereto and shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Holder. The Borrower further agrees to execute such other documents and to take such other actions as the Holder deems reasonably necessary or desirable to create and perfect the security interests intended to be created hereunder, to effect the foregoing and to permit the Holder to exercise any of its rights and remedies hereunder (including, without limitation to notify the Holder if it establishes a Deposit Account and to cause such bank to execute and deliver a control agreement with respect to any such Deposit Account in form and substance reasonably satisfactory to the Holder and/or entering into Mortgages with respect to any real property owned by the Borrower). If the Borrower shall receive, by virtue of its being or having been an owner of any Collateral, any (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spinoff or split-off), promissory note or other instrument, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Collateral, or otherwise, (iii) dividends payable in cash or in securities or other property or (iv) dividends or other distributions in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, the Borrower shall receive such stock certificate, promissory note, instrument, option, right, payment or distribution in trust for the benefit of the Holder, shall segregate it from the Borrower’s other property and shall deliver it forthwith to the Holder in the exact form received, with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by the Holder as Collateral and as further collateral security for the Obligations.

6. Representations and Warranties. The Borrower represents and warrants as follows: (a) the Borrower is duly organized, validly existing and in good standing under the laws of State of Nevada; (b) the execution, delivery and performance by the Borrower of this Note have been duly authorized by all necessary corporate action, and do not contravene (i) its organizational documents, or (ii) any law or regulation or any contractual restriction binding on or affecting the Borrower or its property; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the issuance of this Note) is required for the due execution, delivery and performance by the Borrower of this Note; (d) this Note constitutes the legal, valid and binding obligation of the Borrower thereto, enforceable against the Borrower in accordance with its terms, except to the extent enforceability is limited by bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws for the protection of creditors generally; (e) there is no pending or threatened action or proceeding affecting the Borrower before any governmental agency or arbitrator with respect to the transactions contemplated by this Note or which may materially adversely affect the operations, business, property, assets, prospects or condition (financial or otherwise) of the Borrower; (f) except as disclosed to the Holder in writing prior to the date hereof, (i) no Event of Default has occurred and is continuing and (ii) all federal, state and local tax returns and other reports required by applicable law to be filed by the Borrower have been filed, and all taxes, assessments and other governmental charges imposed upon the Borrower or any of its properties which have become due and payable on or prior to the date hereof have been paid (except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof); (g) except as is set forth on Schedule II, Part B, the Borrower has no any Indebtedness on the date hereof and except as set forth on Schedule II, Part A, there are no liens or encumbrances on the Collateral; and (h) the Borrower has disclosed to the Holder all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that individually or in the aggregate could materially adversely affect the operations, business, property, assets, prospects or condition of the Borrower.

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7. Covenants.

(a)       On or prior to the Effective Date, the Borrower shall have delivered to the Holder the Stock Pledge Agreement, duly executed by the Pledgors.

(b)       As soon as available, and in any event within 3 business days after the filing date, the Borrower shall provide to the Holder copies of all reports, schedules and other instruments filed with the Securities and Exchange Commission. If requested, the Borrower will provide to Holder such other business, results of operation and financial condition information and data of the Borrower as reasonably requested by the Holder provided that the Holder covenants, to the extent such information comprises confidential information, to maintain such confidentiality (unless the Borrower is compelled in a judicial or administrative proceeding or otherwise required by law to disclose such information).

8. Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)       any failure to pay any installment of principal and interest on this Note pursuant to Section 4 (including any default interest as prescribed by Section 4(f), and any failure to pay when due any other Obligation after the same shall become due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or

(b)       any representation or warranty made by the Borrower in this Note or any instrument, certificate or agreement delivered to the Holder by the Borrower (collectively, as the “Loan Documents”) shall have been incorrect in any material respect when made; or

(c)       the Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document; or

(d)       The Borrower shall fail to pay any debt for borrowed money or other similar obligation or liability (“Indebtedness”) in an aggregate principal amount in excess of $25,000 (excluding Indebtedness evidenced by this Note and any other existing Loan Document), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness of the Borrower shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or the Borrower shall default in any other obligation owed to the Holder; or

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(e)       the Borrower shall incur any Indebtedness after the date of this Note, without the prior written consent of the Holder; or

(f)       the Borrower creates, incurs, assumes or suffers to exist any Lien upon any of the Collateral, other than a Permitted Lien; or

(g)       this Note or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Holder on any portion of the Collateral, as applicable.

(h)       one or more judgments or orders for the payment of money exceeding any applicable insurance coverage by $25,000 shall be rendered against the Borrower, and either

(i)       enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)       any provision of this Note or any other Document shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested by the Borrower or any other Person, or a proceeding shall be commenced by the Borrower or any other Person seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny that it has any liability or obligation hereunder or thereunder; or

(j)       the Borrower shall (i) become insolvent or shall fail generally to pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver for itself or for a substantial part of its property or assets; or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the Borrower’s property or assets, or the Borrower shall make an assignment for the benefit of creditors; or (ii) be the subject of any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing, which shall not have been dismissed within 30 days or an order for relief shall have been entered against the Borrower Party, as applicable; or

(k)       the Borrower shall dispose of any Collateral, excluding: (i) the sale of Inventory and As Extracted Minerals in the ordinary course of business, (ii) the disposition of obsolete or worn-out equipment in the ordinary course of business, and (iii) the sale or disposition of other property or assets of the Borrower (excluding any equity interests owned by it) for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such dispositions (A) in the case of clauses (ii) and (iii) above, do not exceed $25,000 in the aggregate and (B) in all cases, are applied to the repayment of the outstanding Obligations in accordance with Section 4(d); or

(l)        a Change of Control shall have occurred; or

(m)       an event or development occurs which could reasonably be expected to have a material adverse effect on the operations, business, assets, property, condition (financial or otherwise) or prospects of the Borrower or the assets, property and financial condition of the Borrower.

9. Remedies. Upon the occurrence of an Event of Default, the Holder shall have the right to, without notice to or demand on the Borrower, to declare the outstanding principal and all accrued and unpaid interest hereunder immediately due and payable, provided, that, upon the occurrence of an Event of Default specified in Section 8(j), all amounts owing under this Note and the other Loan Documents shall immediately become due and payable. In addition to the right of acceleration, upon the occurrence of an Event of Default, the Holder shall have any and all of the rights and remedies contained in Section 5 of this Note and any other Document or that are available at law or in equity.

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10. Choice of Law; Venue; Jurisdiction; Waiver of Jury Trial. This Note shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects, including, but not limited to, the legality of the interest charged hereunder, by the statutes, laws and decisions of the State of New York without giving effect to such State’s conflicts of laws principles. The Borrower hereby irrevocably consents to the exclusive venue and jurisdiction of the federal and state courts located in Texas with respect to any proceeding which may be brought in connection with the Note. The Borrower hereby expressly and irrevocably waives the right to a trial by jury in any action or proceeding arising out of this Note.

11. [Reserved].

12. Miscellaneous Provisions.

(a)       This Note may not be amended or modified, and revision hereto shall not be effective, except by an instrument in writing executed by each of the Borrower and the Holder.

(b)       (i) Any notice or communication by the Borrower, on the one hand, or the Holder on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), email, or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Borrower:

International Western Petroleum, Inc.

5525 N. MacArthur Blvd, Suite 280

Irving, TX 75038

Attention: Mr. Ross Henry Ramsey

If to the Holder:

JBB Partners, Inc.

409 Terrell Court

New Iberia, LA 70563

Attention: Mr. Patrick Norris

In the case of the Holder, not constituting any form of notice, with copies to:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue, 17th Floor

New York, NY 10017

Facsimile: (212) 754-0330

Attention: Andrew Hudders, Esq.

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(ii) Either Holder or Borrower by notice to the other party may designate additional or different addresses for subsequent notices or communications.

(iii)       All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; upon receipt, if emailed; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(c)       Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

(d)          (i) The Borrower shall have paid to the Holder, on demand, all costs of enforcement and collection (including without limitation, any fees, disbursements and other charges of primary and special counsel to the Holder in connection with such enforcement and collection), whether or not any action or proceeding is brought to enforce the provisions hereof (collectively, “Costs”); and

(ii)       The Borrower shall pay, indemnify, defend, and hold the Holder, each of its assigns and participants and each of their respective affiliates (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (A) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Note, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Note, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 12(d) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

(iii)       This Section shall survive the termination of this Note and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

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(e)       No failure on the part of the Holder to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by the Holder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of the Holder.

(f)       Headings at the beginning of each numbered Section of this Note are intended solely for convenience of reference and are not to be deemed or construed to be a part of this Note.

(g)       This Note may not be sold, transferred or otherwise hypothecated, in whole or in part by the Borrower. Any attempted sale, transfer or hypothecation of this Note in violation of this provision shall be null and void.

(h)       The Obligations of the Borrower shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Obligations is rescinded or must be otherwise restored by the Holder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify the Holder on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by the Holder in connection with any such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law. The provisions of this paragraph (h) shall survive the termination of this Note.

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11

IN WITNESS WHEREOF, the Borrower has executed this Note as of the Effective Date set forth above.

INTERNATIONAL WESTERN PETROLEUM, INC.

By:
Name:
Title:

Schedule I

Date of Payment	Principal Paid or Prepaid	Aggregate Principal Balance	Notation Made By

Schedule II

Part A:	Permitted Liens

None.

Part B:	Existing Indebtedness

$50,000 note payable to Jeff Jennings, a shareholder of the Borrower.

Exhibit A

Stock Pledge Agreement